New World Fund, Inc.
333 South Hope Street, Los Angeles, California 90071
Telephone (213) 486-9200

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2 correctly, the correct answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$250,973
Class B	$7,362
Class C	$13,220
Class F	$24,089
Total	$295,644
Class 529-A	$6,496
Class 529-B	$507
Class 529-C	$1,072
Class 529-E	$305
Class 529-F	$290
Class R-1	$363
Class R-2	$3,211
Class R-3	$3,770
Class R-4	$1,962
Class R-5	$14,894
Total	$32,870

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$1.1830
Class B	$0.7946
Class C	$0.7983
Class F	$1.1917
Class 529-A	$1.1655
Class 529-B	$0.7588
Class 529-C	$0.7703
Class 529-E	$1.0042
Class 529-F	$1.2544
Class R-1	$0.8662
Class R-2	$0.8204
Class R-3	$1.0295
Class R-4	$1.1845
Class R-5	$1.3199

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	241,653
Class B	10,390
Class C	19,024
Class F	23,064
Total	294,131
Class 529-A	6,777
Class 529-B	792
Class 529-C	1,683
Class 529-E	353
Class 529-F	267
Class R-1	442
Class R-2	4,731
Class R-3	4,371
Class R-4	2,183
Class R-5	13,626
Total	35,225

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$57.47
Class B	$56.27
Class C	$55.64
Class F	$57.11
Class 529-A	$57.18
Class 529-B	$55.99
Class 529-C	$55.97
Class 529-E	$56.77
Class 529-F	$57.21
Class R-1	$55.86
Class R-2	$55.95
Class R-3	$56.89
Class R-4	$57.38
Class R-5	$57.68